UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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CarMax, Inc.
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Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2018 annual meeting of CarMax, Inc. shareholders, which will be held on Tuesday, June 26, 2018, in Richmond, Virginia. The attached notice of annual shareholders meeting and proxy statement are your guides to the meeting.

We are committed to maintaining an independent, thoughtful, and strategic Board of Directors. This year, several new directors are being nominated for the first time and several directors with distinguished service to the Company are retiring.

You will have the opportunity to vote on three new independent directors at the annual shareholders meeting: Peter J. Bensen, Robert J. Hombach, and David W. McCreight. Their experiences will bring valuable insights to our business and support our strong commitment to growth and the CarMax customer experience. At the same time, four of our directors are not standing for re-election. Alan B. Colberg, Jeffrey E. Garten, W. Robert Grafton, and Edgar H. Grubb have all made significant contributions to CarMax over the years and the Board is deeply appreciative for their service.

Our proxy statement includes more information about Mr. Bensen, Mr. Hombach, and Mr. McCreight, as well as our continuing directors nominated for election at the 2018 annual shareholders meeting.

We are once again providing live audio coverage of the annual shareholders meeting from the CarMax investor relations website at investors.carmax.com. A replay of the annual shareholders meeting will be available on this website after the meeting. We also are pleased to furnish proxy materials to shareholders primarily over the internet. On or about May 4, 2018, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual shareholders meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you will be attending the annual shareholders meeting, your vote is very important to us. I encourage you to cast your ballot by internet, by telephone, by mail (if you request a paper copy) or in person at the annual shareholders meeting.

On behalf of the Board of Directors, I would like to thank you for your continued trust in CarMax.

Sincerely,

Thomas J. Folliard
Chair of the Board of Directors
May 4, 2018

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

When:	Tuesday, June 26, 2018, at 1:00 p.m. Eastern Time
Where:	Hilton Richmond Hotel, Short Pump 12042 West Broad Street Richmond, VA 23233
Items of Business:	(1)	To elect the eleven directors named in the proxy statement to our Board of Directors.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.
	(3)	To vote on an advisory resolution to approve the compensation of our named executive officers.
	(4)	To vote on the shareholder proposal for a report on political contributions, if properly presented at the meeting.
	(5)	To transact any other business that may properly come before the annual shareholders meeting or any postponements or adjournments thereof.
Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 20, 2018.

By order of the Board of Directors,

Eric M. Margolin
Executive Vice President,
General Counsel and Corporate Secretary
May 4, 2018

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018.

Fiscal 2018 Highlights

Market Share Growth	We estimate that our share of the 0- to 10-year old used vehicle market increased almost 7% in our television markets in calendar 2017.
Store Growth	We opened 15 stores in fiscal 2018. We currently plan to open 15 stores in fiscal 2019 and between 13 and 16 stores in fiscal 2020.
Revenues/Earnings
We achieved top and bottom-line growth. Net sales and operating revenues increased 7.8% to $17.12 billion, while net earnings rose 5.9% to $664.1 million and net earnings per diluted share increased 10.4% to $3.60.

Units	Total used unit sales increased 7.5% and comparable store used unit sales increased 2.0%. Total wholesale unit sales increased 4.3%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $421.2 million, an increase of 14.1% over the prior year.
Share Repurchases	We continued our share repurchase program in fiscal 2018, buying back 8.9 million shares with a market value of $573.5 million.
Fourteenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the fourteenth year in a row.

Corporate Governance Highlights

BOARD REFRESHMENT

This year our shareholders will have an opportunity to vote on three director nominees for the first time. Peter Bensen and Robert Hombach joined the Board in April and sit on the Audit Committee. David McCreight will join the Board and the Audit Committee following the annual shareholders meeting if he is elected at the meeting. These nominees bring a wealth of experience, expertise, and new perspectives to the Board. A full description of their backgrounds and qualifications can be found beginning on page 7. Following the annual shareholders meeting, six of our eleven directors will have joined the Board since 2015.

While we have three new director nominees this year, we also have four directors not standing for re-election. As previously disclosed, Robert Grafton and Edgar Grubb are not re-nominated this year under the terms of our director retirement policy. Jeffrey Garten, who has served as a director since 2002, also informed the Board in January that he would not stand for election this year. Finally, Alan Colberg has not been nominated for re-election in anticipation of a proposed merger between Assurant, Inc., where he is chief executive officer, and The Warranty Group, a current CarMax service provider. Messrs. Garten, Grafton, and Grubb have been three of our longest serving directors and each of our retiring directors made significant contributions to CarMax throughout their tenures.

To ensure a smooth transition for the Board and our new directors, the Board waived the application of the director retirement policy to William Tiefel for one year, as permitted by CarMax’s Governance Guidelines. If elected to another term, Mr. Tiefel will also continue to serve as the Board’s lead independent director. Additional information about our Board leadership structure can be found on page 15.

KEY GOVERNANCE POLICIES

● Annual election of all directors	● Majority voting for directors
● Substantial majority of director nominees are independent (9 of 11)	● Proxy access adopted in 2015
● Five new independent directors since 2015	● Annual “say on pay” vote
● Shareholder rights plan expired in 2012 and was not renewed	● Board oversight of risk management program

Annual Meeting of Shareholders

When	Tuesday, June 26, 2018, at 1:00 p.m., Eastern Time
Where	Hilton Richmond Hotel, Short Pump 12042 West Broad Street Richmond, VA 23233
Who May Attend	All shareholders as of the record date may attend the meeting.
Record Date	April 20, 2018
Live Audio Webcast	Available at investors.carmax.com

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Eleven Directors	FOR each Director nominee	6
2.	Ratification of Auditors	FOR	22
3.	Advisory Approval of Executive Compensation	FOR	25
4.	Shareholder Proposal for a Report on Political Contributions	AGAINST	57

Proposal One:
Election of Directors

We are asking you to vote “FOR” the following candidates for election to our Board of Directors.

Nominee	Age	Director Since	Independent	Principal Occupation	Expected Committee Membership
Peter J. Bensen	55	2018	Yes	Retired Chief Administrative Officer and Corporate Executive Vice President and Chief Financial Officer of McDonald's Corporation	Audit
Ronald E. Blaylock	58	2007	Yes	Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund	Compensation and Personnel
Sona Chawla	50	2017	Yes	Chief Operating Officer and President-Elect of Kohl's Corporation	Compensation and Personnel
Thomas J. Folliard	53	2006	No	Non-Executive Chair of the Board, CarMax, Inc. and Retired President and Chief Executive Officer of CarMax, Inc.	N/A
Shira Goodman	57	2007	Yes	Retired Chief Executive Officer of Staples, Inc.	Nominating and Governance
Robert J. Hombach	52	2018	Yes	Retired Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Incorporated, a biopharmaceutical company	Audit
David W. McCreight	55	2018	Yes	Retired President of Urban Outfitters, Inc., an international consumer products retailer and wholesaler, and Chief Executive Officer of its Anthropologie Group	Audit
William D. Nash	49	2016	No	President and Chief Executive Officer of CarMax, Inc.	N/A
Marcella Shinder	51	2015	Yes	Global Head of Marketing at WeWork Companies Inc., a technologically driven global provider of shared working spaces	Nominating and Governance
Mitchell D. Steenrod	51	2011	Yes	Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops	Audit
William R. Tiefel	84	2002	Yes	Lead Independent Director of CarMax, Inc., retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC	Compensation and Personnel

Proposal Two:
Ratification of Auditors

We are asking you to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2019. The following table summarizes the fees billed by KPMG for fiscal 2018 and 2017.

	Audit Fees	Audit-Related Fees	Tax Fees	Total Fees
Fiscal 2018	$1,969,125	$547,000	$130,002	$2,646,127
Fiscal 2017	$1,726,450	$440,000	$155,350	$2,321,800
Proposal Three:
Executive Compensation

We are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last two annual shareholders meetings, a significant majority of our shareholders supported our executive compensation program, with more than 87% and 96% of votes cast in 2017 and 2016, respectively, voting in favor of our program.

We design our compensation plans to tie pay to performance. The following chart illustrates the relationship over the last three fiscal years between our net earnings and the total direct compensation (base salary, annual incentive bonus and long-term equity grants) paid to our Chief Executive Officer (“CEO”). The total direct compensation shown below for fiscal 2016 is the total direct compensation paid to our former CEO, Mr. Folliard. For purposes of this comparison, the fiscal 2017 compensation below represents the annual base salary and target annual incentive bonus approved for Mr. Nash on his promotion in September 2016, as well as all long-term equity grants to Mr. Nash during fiscal 2017. Mr. Nash’s actual total direct compensation for fiscal 2017 equaled $6,344,501.

Net Earnings and CEO Total Direct Compensation
You will find additional information on our executive compensation program beginning on page 26.

Proposal Four:
Shareholder Proposal for a Report on Political Contributions

The Board recommends a vote against this proposal, which would require that CarMax make certain political contribution disclosures. CarMax’s political contributions, while purposeful, are limited in amount; subject to the CarMax Corporate Political Contribution Policy and Board oversight; and already disclosed as required under state contribution disclosure laws. Shareholders did not approve almost identical proposals at the 2016 and 2017 annual shareholders meetings. The Board continues to believe that adoption of the shareholder proposal is both unnecessary and not in the best interest of shareholders.
Next Year’s Annual Shareholders Meeting

Expected Date of 2019 Annual Shareholders Meeting	June 25, 2019
Deadline for Shareholder Proposals	January 4, 2019

PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the eleven director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process, as well as the integrity, experience and skills of each nominee.

This year the Board focused on the refreshment and composition of its membership. Of the eleven nominees, eight are current directors who were elected at our 2017 annual shareholders meeting. Three nominees are being voted on by shareholders for the first time. Messrs. Bensen and Hombach joined the Board in April 2018 and Mr. McCreight will join the Board in June 2018 if elected at the annual shareholders meeting.

We appointed Messrs. Bensen and Hombach to the Board after conducting an extensive search for directors with, among other qualities, financial expertise and executive experience. Mr. McCreight is nominated for election following an extensive search for a director nominee with, among other qualities, executive retail experience. Each search was led by our Nominating and Governance Committee with the assistance of an outside search firm.

In addition to the three new nominees, five directors who were elected at the 2017 annual shareholders meeting are not standing for election at the 2018 annual shareholders meeting. Messrs. Grafton and Grubb, directors since 2003 and 2007, respectively, were not re-nominated to the Board under the terms of our director retirement policy. Mr. Garten, a director since 2002, has decided not to stand for re-election. Mr. Colberg, a director since 2015, was not nominated for re-election in anticipation of a proposed merger between Assurant, Inc., where he is chief executive officer, and The Warranty Group, a current CarMax service provider. John Standley, a director since 2016, retired from the board in January 2018.

To ensure a smooth transition for the Board and our new directors, the Board waived the application of our director retirement policy to William Tiefel for one year, as permitted by CarMax’s Corporate Governance Guidelines. If elected to another term at the 2018 annual shareholders meeting, Mr. Tiefel will also continue to serve as the Board’s lead independent director.

Our Board is declassified. Accordingly, each director nominee is standing for election to hold office until our 2019 annual meeting of shareholders.

Each nominee must receive a majority of the votes cast.
CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director.

The Board recommends a vote FOR each of the nominees.

PETER J. BENSEN

Mr. Bensen retired from McDonald’s Corporation, following a 20-year career, in 2016. He served as McDonald’s Chief Administrative Officer from 2015 to 2016. Before that he served as McDonald’s Corporate Executive Vice President and Chief Financial Officer from 2008 to 2014, when he was promoted to Corporate Senior Executive Vice President and Chief Financial Officer, a position he held until 2015. Before joining McDonald’s in 1996, Mr. Bensen was a senior manager at Ernst & Young LLP.

Director since: 2018 Age: 55 Independent	Other Current Directorships Lamb Weston Holdings, Inc.
Other Directorships within Past 5 Years Catamaran Corporation (2011-2015)
Qualifications

Mr. Bensen’s long-standing service as the chief financial officer, and in other administrative, financial and accounting roles, at a global, iconic company qualify him to serve on our Board. He brings to our Board extensive management experience and financial expertise, as well as his background as a key executive helping to shape McDonald’s strategic response to a changing market environment.

RONALD E. BLAYLOCK

Mr. Blaylock is the founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was Chief Executive Officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.

Director since: 2007 Age: 58 Independent	Other Current Directorships Pfizer Inc., Urban One, Inc. and W. R. Berkley Corporation.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable finance experience, qualify him to serve on our Board. Mr. Blaylock’s years of relevant experience growing companies and serving on other public company boards enable him to provide additional insight to our Board.

SONA CHAWLA

Ms. Chawla is the Chief Operating Officer and President-Elect of Kohl's Corporation, a position she has held since September 2017. Kohl’s has announced that Ms. Chawla will become its President at the conclusion of its annual shareholder meeting on May 16, 2018. Ms. Chawla joined Kohl’s in November 2015, serving as Chief Operating Officer until September 2017. Before joining Kohl’s, Ms. Chawla served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Ms. Chawla has 17 years of experience in digital and retail.

Director since: 2017 Age: 50 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years Express, Inc. (2012-2015)
Qualifications

Ms. Chawla’s executive, strategic, operational and digital expertise qualify her to serve on our Board. Her background and operating experience in retail, including e-commerce, omni-channel strategy, store operations, logistics, information and digital technology strengthen the business and strategic insight of our Board.

THOMAS J. FOLLIARD

Mr. Folliard has been the Non-Executive Chair of the Board of CarMax since August 2016. He joined CarMax in 1993 as senior buyer and became Director of Purchasing in 1994. He was promoted to Vice President of Merchandising in 1996, Senior Vice President of Store Operations in 2000 and Executive Vice President of Store Operations in 2001. Mr. Folliard served as President and Chief Executive Officer of CarMax from 2006 to February 2016 and retired as Chief Executive Officer in August 2016.

Director since: 2006 Age: 53 Non-Executive Chair of the Board	Other Current Directorships PulteGroup, Inc.
Other Directorships within Past 5 Years DAVIDsTEA, Inc. (2014-2017)
Qualifications

During his ten years as CEO, Mr. Folliard successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled and its net income quadrupled. With his long tenure at CarMax, Mr. Folliard brings to the board significant executive experience and in-depth knowledge of our company and the auto retail industry.

SHIRA GOODMAN

Ms. Goodman is the retired Chief Executive Officer of Staples, Inc. Ms. Goodman joined Staples in 1992 and held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as Executive Vice President, Marketing from 2001 to 2009, Executive Vice President, Human Resources from 2009 to 2012, Executive Vice President, Global Growth from 2012 to 2014, President, North American Commercial from 2014 to 2016, President, North American Operations from February to June 2016, Interim Chief Executive Officer from June to September 2016, and Chief Executive Officer from September 2016 to January 2018. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships and case team management and helped develop the initial business plan for the Staples B2B delivery service.

Director since: 2007 Age: 57 Independent	Other Current Directorships Nominated to serve as a director of Henry Schein, Inc. if approved by shareholders at their annual meeting on May 31, 2018.
Other Directorships within Past 5 Years Staples, Inc.
Qualifications

Ms. Goodman has proven business acumen, having served as the chief executive and in various other leadership positions at an internationally renowned retailer. Ms. Goodman’s experiences in operations, retail marketing, sales force management, human resources, and business growth at Staples all qualify her to serve on our Board.

ROBERT J. HOMBACH

Mr. Hombach is the retired Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta, a biopharmaceutical company, a position he held from 2015 until the acquisition of Baxalta by Shire PLC in 2016. Baxalta was spun off from its parent, Baxter, in 2015, where Mr. Hombach served as Vice President and Chief Financial Officer from 2010 until the Baxalta spin off. Mr. Hombach began his career at Baxter, a global healthcare company, in 1989 and served in a number of roles there, including as Vice President of Finance EMEA from 2004 to 2007 and Treasurer from 2007 to 2010.

Director since: 2018 Age: 52 Independent	Other Current Directorships BioMarin Pharmaceutical Inc.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Hombach’s considerable executive and financial experience qualify him to serve on our Board. His background as an executive at large, multi-national corporations undertaking complex strategic and transactional transitions, in addition to his operational and financial expertise, strengthen the business and strategic insight of our Board.

DAVID W. MCCREIGHT

Mr. McCreight is the retired President of Urban Outfitters, Inc., an international consumer products retailer and wholesaler, and Chief Executive Officer of its Anthropologie Group. Mr. McCreight served as Chief Executive Officer of Anthropologie from 2011 to 2018 and as President of Urban Outfitters from 2016 to 2018. Previously, Mr. McCreight served as President of Under Armour from 2008 until 2010 and he was President, from 2005 to 2008, and Senior Vice President, from 2003 to 2005, of Lands’ End.

Director nominee Age: 55 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years DAVIDsTEA, Inc. (2014-2018)
Qualifications

Mr. McCreight’s extensive experience as a retail executive qualifies him to serve on our Board. His background as a leader at high profile retail brands executing omni-channel strategies in a fast-evolving market environment will allow him to contribute key strategic insights to our Board.

WILLIAM D. NASH

Mr. Nash has been the President and Chief Executive Officer of CarMax since September 2016. He was promoted to President in February 2016. In 2012, he assumed the role of Executive Vice President, Human Resources and Administrative Services, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety and construction & facilities. In 2011, Mr. Nash was promoted to Senior Vice President, Human Resources and Administrative Services. Previously, he served as Vice President and Senior Vice President of Merchandising, after serving as Vice President of Auction Services. Mr. Nash joined CarMax in 1997 as auction manager.

Director since: 2016 Age: 49 President and Chief Executive Officer	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

As the chief executive officer of CarMax, Mr. Nash leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 25,000 CarMax associates qualify him to serve on our Board.

MARCELLA SHINDER

Ms. Shinder serves as the Global Head of Marketing at WeWork Companies Inc., a technologically driven global provider of shared working spaces. Prior to joining WeWork, Ms. Shinder was Chief Marketing Officer at WorkMarket, a leading provider of advanced labor automation technology, from May 2016 until March 2018. Before that, Ms. Shinder was Chief Marketing Officer of Nielsen Holdings plc, the world’s leading consumer data and information company from 2011 to 2016. Prior to joining Nielsen, Ms. Shinder was with American Express, serving in a variety of executive roles spanning general management and marketing including, most recently, as General Manager of the American Express OPEN charge card portfolio.

Director since: 2015 Age: 51 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

Ms. Shinder’s experiences as the lead marketing officer of innovative venture capital backed technology companies, as a senior executive at a leading information management company, and at a large consumer financial services organization focused on consumer lending, qualify her to serve on our Board. Further, Ms. Shinder’s deep experience with big data and analytics, machine learning and advanced technologies, cybersecurity, social media, digital marketing and branding enable her to provide additional insight to our Board and its committees.

MITCHELL D. STEENROD

Mr. Steenrod has been the Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops, since 2004. Mr. Steenrod joined Pilot Travel Centers in 2001 as Controller and Treasurer. In 2004, he was promoted to Senior Vice President and Chief Financial Officer. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

Director since: 2011 Age: 51 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including growing Pilot Travel Centers from more than 200 travel centers to over 650 branded locations over a span of 16 years, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, and internal controls.

WILLIAM R. TIEFEL

Mr. Tiefel is Lead Independent Director of CarMax and served as Chair of the Board from 2007 to 2016. He is also the retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC since 2002. He joined Marriott Corporation in 1961. He was named President of Marriott Hotels and Resorts in 1989, President of Marriott Lodging in 1992 and Vice Chairman of Marriott International and Chairman of The Ritz-Carlton Hotel Company in 1998.

Director since: 2002 Age: 84 Lead Independent Director	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Tiefel’s vast leadership experience with a customer-focused, service-oriented lodging and hospitality enterprise qualifies him to serve on our Board. His considerable management roles have been valuable to the Board not only as a director, but also as the Board’s chair and lead independent director. His steady leadership and his tenure as a director, chair of the Board and lead independent director provide continuity and value to our Board.

CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, and the Nominating and Governance Committee.

The Board and its committees direct our governance practices. The Board has made significant changes to those practices in recent years in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. Demonstrating its continued interest in adopting meaningful shareholder focused changes, since 2011 the Board has:

•	approved a majority vote standard for the election of directors,

•	allowed CarMax’s shareholder rights plan to expire without renewal,

•	established annual elections for all directors,

•	adopted a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76, and

•	adopted a proxy access right for eligible CarMax shareholders.

These changes supplement longstanding good governance practices, such as maintaining a largely independent Board (9 of 11 director nominees) and appointing a lead independent director to lead meetings of the independent directors and work alongside

Five of our 9 independent director nominees have joined the Board since April 2015.
the chair.

As part of its commitment to board refreshment and seeking diverse perspectives and skills in new directors, in recent years the Board has added five independent directors (Ms. Shinder in 2015, Ms. Chawla in 2017, and Mr. Bensen, Mr. Hombach and, if elected,

Mr. McCreight in 2018). In addition to the skills and experiences our new directors bring to the Board, they have allowed us to reduce the average age (from 62 to 56) and average tenure (from 8.1 years to 5.7 years) of our directors since 2014, while preserving continuity with our continuing directors.

Additional information concerning the Board’s director selection process and refreshment can be found beginning on page 17.

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Corporate Governance” link at investors.carmax.com.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting, the nomination of directors and the proxy access right.
Corporate Governance Guidelines
Our Corporate Governance Guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.

Code of Business Conduct
Our code of business conduct is the cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, the handling of confidential information and diversity. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Corporate Governance” link at investors.carmax.com.

We will send you a printed copy of any of these documents, without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors and director nominees at least annually. The most recent evaluation took place in April 2018. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that the following directors and director nominee (Mses. Chawla, Goodman, and Shinder and Messrs. Bensen, Blaylock, Colberg, Garten, Grafton, Grubb, Hombach, McCreight, Steenrod, and Tiefel) are independent under the listing standards of the New York Stock Exchange (“NYSE”). The Board had determined that Messrs. Gangwal and Standley were independent under NYSE listing standards while they served during fiscal 2018. Mr. Folliard is not independent because he was an executive officer of CarMax until 2016, and Mr. Nash is not independent because he is currently an executive officer of CarMax.

In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following transactions:

▪
Ms. Goodman was an officer and a director of Staples, Inc. until January 2018. CarMax purchased goods and services from Staples in the ordinary course of business in fiscal 2018. The amount that CarMax paid to Staples in each of the last three fiscal years did not exceed the greater of $1 million or 2% of the total revenue of Staples in each year.

▪	Mr. Colberg is an officer and director of Assurant, Inc. Assurant has announced a proposed merger with The Warranty Group, a current CarMax service provider.

▪
Mr. Garten is a non-employee director of Aetna Inc., which did business with CarMax in fiscal 2018. The business relationship between CarMax and Aetna involved the supply of services to CarMax in the ordinary course of business.

The Board determined that none of the relationships it considered impaired the independence of the non-employee directors.

Board Leadership Structure

CarMax has historically split the roles of CEO and Board chair. Mr. Folliard was our CEO from 2006 until his retirement in 2016, at which time the Board appointed Mr. Nash as CEO and Mr. Folliard as non-executive chair. The Board determined that Mr. Folliard’s long history of leading the Company uniquely positions him to serve as non-executive chair.

As non-executive chair of our Board, Mr. Folliard is responsible for chairing Board meetings and meetings of shareholders, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing CarMax to external groups as needed and as determined by the Board. The Board elects its chair annually.

Mr. Nash oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chair to direct the business of the Board.

Mr. Tiefel, a director since 2002, served as the independent chair of the Board from 2007 until 2016, when he was appointed lead independent director. As lead independent director, Mr. Tiefel serves as the principal liaison between the independent, non-management directors and the CEO, and is responsible for setting the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the non-executive chair is not present. The Board elects its lead independent director annually.

Our Board periodically reviews this structure and recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chair and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines do provide that the Board appoint a lead independent director in the event the CEO is elected chair or the chair otherwise does not qualify as independent.

Board Committees

The Board has three standing committees: Audit, Compensation and Personnel, and Nominating and Governance. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.
In addition, all members of the Compensation and Personnel Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Corporate Governance” link at investors.carmax.com or upon written request to our Corporate

Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

The table below lists the members and summarizes the responsibilities of the three committees. Membership of the committees is expected to change as shown below following the annual shareholders meeting due to the changes in the composition of the Board discussed on page 6.

Committee	Current Members	Expected Members After the Annual Shareholders Meeting	Responsibilities
Audit	Mitchell D. Steenrod (Chair) Peter J. Bensen Sona Chawla Robert J. Hombach Marcella Shinder	Mitchell D. Steenrod (Chair) Peter J. Bensen Robert J. Hombach David W. McCreight
The Audit Committee assists in the Board’s oversight of:

▪     the integrity of our financial statements;
▪     our compliance with legal and regulatory requirements;
▪     the independent auditors’ qualifications, performance and independence; and
▪     the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Mr. Bensen, Mr. Hombach, and Mr. Steenrod considered audit committee financial experts under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 23.

Compensation and Personnel	Ronald E. Blaylock (Chair) W. Robert Grafton Shira Goodman William R. Tiefel	Ronald E. Blaylock (Chair) Sona Chawla William R. Tiefel
The Compensation and Personnel Committee assists in the Board’s oversight of:

▪     our executive compensation philosophy;
▪     our executive and director compensation programs, including related risks;
▪     salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements; and
▪     the administration of our incentive compensation plans and all equity-based plans.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 40.

Nominating and Governance	Alan B. Colberg (Chair) Edgar H. Grubb Jeffrey E. Garten	Shira Goodman (Chair) Marcella Shinder
The Nominating and Governance Committee assists in the Board’s oversight of:

▪     Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board;
▪     management succession planning, including for our CEO; and
▪     our corporate governance guidelines.

Board and Committee Meetings

During fiscal 2018, our Board met four times and our Board committees met a combined 22 times. Each incumbent director attended 90% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all of our incumbent directors in fiscal 2018 was 99%. We expect our directors to attend the annual meeting of shareholders and all of our incumbent directors did so.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. As lead independent director, Mr. Tiefel presides over these executive sessions. In addition, our non-management directors meet in executive session, also without management present, at least once during each regularly scheduled Board meeting. As chair, Mr. Folliard presides over these executive sessions.

The table below lists the number of Board and committee meetings in fiscal 2018 and discloses each director’s attendance.

Director(a)	Board	Audit	Compensation and Personnel	Nominating and Governance
Ronald E. Blaylock(b)	4	—	6*	—
Sona Chawla(c)	4	10	—	—
Alan B. Colberg(d)	4	2	—	4*
Thomas J. Folliard	4*	—	—	—
Jeffrey E. Garten(e)	4	—	—	4
Shira Goodman	4	—	5	—
W. Robert Grafton(e)	4	—	6*	—
Edgar H. Grubb(e)	4	—	—	4*
William D. Nash	4	—	—	—
Marcella Shinder	4	12	—	—
John T. Standley(f)	3	10	—	—
Mitchell D. Steenrod	4	12*	—	—
William R. Tiefel(g)	4	—	6	—
TOTAL MEETINGS	4	12	6	4
* Chair

(a)
Messrs. Bensen, Hombach, and McCreight were not nominated to the Board until after the end of fiscal 2018 and therefore did not attend any meetings during fiscal 2018. Rakesh Gangwal did not stand for re-election at our 2017 annual shareholders meeting and did not attend any meetings during fiscal 2018.

(b)	Mr. Blaylock was named chair of the Compensation and Personnel Committee on October 1, 2017.

(c)	Ms. Chawla was elected to the Board and appointed to the Audit Committee on April 24, 2017.

(d)
Mr. Colberg was appointed to the Nominating and Governance Committee on April 24, 2017 and concurrently stepped down from the Audit Committee. He was named chair of the Nominating and Governance Committee on October 1, 2017. Mr. Colberg is not standing for re-election at the 2018 annual shareholders meeting.

(e)	Mr. Garten, Mr. Grafton, and Mr. Grubb are not standing for re-election at the 2018 annual shareholders meeting.

(f)	Mr. Standley retired from the Board on January 29, 2018 and therefore is not standing for re-election at the 2018 annual shareholders meeting.

(g)	Mr. Tiefel is lead independent director of the Board.

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with diverse backgrounds and that directors should have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company.

We believe our Board should include directors with diverse backgrounds.
In addition, the Committee takes into account a number of factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

Although we do not have a written policy with respect to the consideration of diversity in identifying director nominees, we consider and value diversity in our director selection process. Our code of business conduct defines diversity as the celebration of all people and their individual talents and the embracing of new ideas and new ways of thinking to maximize the potential of the overall organization. Through its consideration of the factors listed above, the Nominating and Governance Committee seeks directors with diverse backgrounds to maximize the potential of the Board. We believe that the diverse backgrounds and experiences of our current directors demonstrate the Committee’s success.

PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above. Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Our bylaws include proxy access provisions, which enable eligible CarMax shareholders to have their own director nominee included in the Company’s proxy materials along with candidates nominated by our Board. Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in our bylaws. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual shareholders meeting must follow the instructions under “Shareholder Proposal Information” on page 66.

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation. In addition, the chair, lead independent director and Committee preside over a peer evaluation process in which each individual director evaluates each other director. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. Following the annual meeting, assuming all our director nominees are elected, the average age of our directors will be 56, and their average tenure on our Board will be 5.7 years. In fiscal 2015, the Board adopted a mandatory director retirement policy providing that directors may not stand for re-election after reaching age 76. The Board may waive this limitation in appropriate circumstances.

Under our retirement policy, Mr. Grafton and Mr. Grubb were not nominated for re-election at the 2018 annual shareholders meeting. Mr. Colberg and Mr. Garten are also not standing for re-election. Accordingly, the Board has recently added three directors, Mr. Bensen, Ms. Chawla, and Mr. Hombach, and has nominated Mr. McCreight for election to the Board. Each of the recently added directors and the new director nominee are independent and highly qualified to serve on the Board.

To ensure a smooth transition for the Board and our new directors, the Board waived the application of the director retirement policy to Mr. Tiefel for one year so he could continue on the Board and as lead independent director.

The fresh perspectives and diversity of skills of our new directors, coupled with the institutional knowledge of the continuing independent directors, will provide the Board with ample experience and leadership.

Board’s Role in Succession Planning

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and other attributes they believe are required to be an effective CEO in light of CarMax’s business strategies, opportunities and challenges.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

Board’s Role in Strategic Planning

While the formulation and implementation of CarMax’s strategic plan is primarily the responsibility of management, the Board plays an active role with respect to the Company’s strategy. This includes not only monitoring progress made in executing the strategic plan, but also regularly evaluating the strategy in light of evolving operating and economic conditions. The Board carries out its role primarily through regular reviews of the Company’s strategic plan and discussions with management, which include both broad-based presentations and more in-depth analyses and discussions of specific areas of focus. In addition, regular Board meetings throughout the year include presentations and discussions with management on significant initiatives implementing the strategic plan; developments affecting an area of the Company’s business; and on trends, competition, and emerging challenges and opportunities. The Board also reviews the strategic plan, including actions taken and planned to implement the strategy, as part of its review and approval of the annual budget.

The Board’s oversight of risk management enhances the directors’ understanding of the risks associated with the Company’s strategic plan and its ability to provide guidance to and oversight of senior management in executing the Company’s strategy.

Board’s Role in Risk Oversight

Our Board undertakes its responsibility to oversee risks to CarMax through a risk governance framework designed to:

▪	identify critical risks;

▪	allocate responsibilities for overseeing those risks to the Board and its committees; and

▪	evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in its business decisions and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

Assignment of Risk Categories to Board and its Committees
The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:

	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, information technology and cybersecurity, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs and CarMax’s reputation.
	▪	Board: oversees risks related to the economy, competition, finance and strategy.
Enterprise Risk Management
Risk Committee: We have a management-level Risk Committee, which is chaired by Thomas W. Reedy, our Executive Vice President and Chief Financial Officer (“CFO”), and includes as members more than ten other associates from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Reedy, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.
Other Processes that Support Risk Oversight and Management
The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure, discussed in detail beginning on page 15, supports the Board’s risk oversight function. Our chair, lead independent director and committee chairs set agendas and lead meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:

•	CarMax or one of its affiliates is a participant;

•	the amount involved exceeds $120,000; and

•
the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

A copy of our policy is available under the “Corporate Governance” link at investors.carmax.com. The Audit Committee is responsible for overseeing the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

We did not have any related person transactions in fiscal 2018.	In reviewing related person transactions, the Audit Committee considers, among other things: • the related person’s relationship to CarMax; • the facts and circumstances of the proposed transaction;

•	the aggregate dollar amount involved in the transaction;

•	the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and

•	the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2018.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chair@carmax.com, which is monitored by Eric M. Margolin, our Corporate Secretary. Mr. Margolin will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as CarMax’s independent registered public accounting firm for fiscal 2019. KPMG has served as our independent registered public accounting firm continuously since our separation from Circuit City Stores, Inc. (“Circuit City”) in fiscal 2003, and also served as Circuit City’s independent registered public accounting firm from the incorporation of CarMax, Inc. in 1996 through the separation. KPMG has been appointed by the Audit Committee to continue as CarMax’s independent registered public accounting firm for fiscal 2019. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as CarMax’s independent registered public accounting firm is in the best interests of CarMax and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, and oversight of the independent registered public accounting firm retained to audit CarMax’s financial statements. The Audit Committee is also responsible for the audit fee negotiations associated with CarMax’s retention of KPMG. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner and were directly involved in the selection of KPMG’s current lead engagement partner, whose period of service began in fiscal 2016. Furthermore, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders.

We expect that representatives of KPMG will attend the annual shareholders meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Corporate Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting. In this context, the Audit Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 12 times in fiscal 2018.

Management represented to the Committee that the Company’s fiscal 2018 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2018 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by applicable auditing standards, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018, for filing with the SEC.

AUDIT COMMITTEE

Mitchell D. Steenrod, Chair
Sona Chawla
Marcella Shinder

AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services

The following table sets forth fees billed by KPMG for fiscal 2018 and 2017.

	Years Ended February 28
Type of Fee	2018	2017
Audit Fees(a)	$1,969,125	$1,726,450
Audit-Related Fees(b)	547,000	440,000
Tax Fees(c)	130,002	155,350
TOTAL FEES	$2,646,127	$2,321,800

(a)
This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements.

(b)	This category includes fees associated with agreed-upon procedures and attestation services related to our securitization program.

(c)	This category includes fees associated with tax compliance, consultation and planning services.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related and tax services, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chair the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2018 were pre-approved by the Audit Committee or pre-approved by the chair pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 26, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table” and other compensation tables and narratives, found on pages 41 through 54.

We have adopted a policy providing for an annual “Say on Pay” vote. Accordingly, the next advisory vote on the compensation of our named executive officers will occur in 2019.

Our Board recommends that, on an advisory basis, shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2018 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee oversees an executive compensation program that is intended to drive the creation of long-term shareholder value. This section describes that program and details the compensation earned by our CEO, CFO, and our three other most highly compensated executive officers. We refer to these five individuals, listed below, as our “named executive officers” or “NEOs”:

William D. Nash	President and Chief Executive Officer. Mr. Nash joined CarMax in 1997 and was promoted to his current position in September 2016. Mr. Nash is also a member of our Board.
Thomas W. Reedy	Executive Vice President and Chief Financial Officer. Mr. Reedy joined CarMax in 2003 and was promoted to his current position in 2012.
William C. Wood
Executive Vice President and Chief Operating Officer. Mr. Wood joined CarMax in 1993 and was promoted to his current position in February 2016. As previously announced, Mr. Wood intends to retire from his position by the end of Summer 2018.

Edwin J. Hill
Executive Vice President, Strategy and Business Transformation. Mr. Hill joined CarMax in 1995 and was promoted to his current position in March 2016. As previously announced, Mr. Hill will succeed Mr. Wood as Chief Operating Officer following Mr. Wood’s retirement.

Eric M. Margolin	Executive Vice President, General Counsel and Corporate Secretary. Mr. Margolin joined CarMax in 2007 and was promoted to his current position in April 2016.

Executive Summary

FISCAL 2018 HIGHLIGHTS

Market Share Growth	We estimate that our share of the 0- to 10-year old used vehicle market increased almost 7% in our television markets in calendar 2017.
Store Growth	We opened 15 stores in fiscal 2018. We currently plan to open 15 stores in fiscal 2019 and between 13 and 16 stores in fiscal 2020.
Revenues/Earnings
We achieved top and bottom-line growth. Net sales and operating revenues increased 7.8% to $17.12 billion, while net earnings rose 5.9% to $664.1 million and net earnings per diluted share increased 10.4% to $3.60.

Units	Total used unit sales increased 7.5% and comparable store used unit sales increased 2.0%. Total wholesale unit sales increased 4.3%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $421.2 million, an increase of 14.1% over the prior year.
Share Repurchases	We continued our share repurchase program in fiscal 2018, buying back 8.9 million shares with a market value of $573.5 million.
Fourteenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the fourteenth year in a row.

SUMMARY OF FISCAL 2018 COMPENSATION CHANGES FOR OUR NAMED EXECUTIVE OFFICERS

Compensation Category	Changes We Made in Fiscal 2018	Why We Made These Changes
Base Salary	3.25% increase for each of our named executive officers.
Same increase given to salaried associates throughout the Company in recognition of successful performance. The Committee determined that the performance of our named executive officers warranted this increase. See pages 30 to 31 for more detail.

Annual Incentive Bonus	109.7% payout versus an 42.2% payout in fiscal 2017. Adjusted pre-tax income used as the bonus performance measure.
Based on Company performance measured against the pre-determined adjusted pre-tax income target set at the beginning of fiscal 2018. See pages 31 to 32 for more detail.

The Committee changed the bonus performance measure to better align bonus performance with factors within the control of our NEOs. See page 32 for more detail.

Long-Term Equity Award	No change in the annual awards to our named executive officers. Diluted earnings per share, adjusted to exclude income tax, used as the performance measure for performance stock unit (“PSU”) grants.
The annual awards to our named executive officers were maintained at prior year levels, which the Committee believed continued to provide competitive pay opportunities for them.

The Committee changed the PSU performance measure to better align PSU performance with factors within the control of our NEOs. See page 34 for more detail.

Following the federal corporate tax law changes enacted at the end of 2017, CarMax paid a “thank you” bonus to employees who were not otherwise bonus eligible. The “thank you” bonus was a one-time payment, totaling $8.0 million, made to 20,207 employees. Relatedly, the Company made a one-time discretionary payment to each of the 1,291 employees in the CarMax annual bonus program, including our NEOs, to offset the impact the “thank you” bonus had on the fiscal 2018 bonus performance measure. The one-time bonus payment to NEOs was approved by the Committee and is discussed in more detail on page 33.

CarMax believes strongly in its pay-for-performance philosophy. In fiscal 2018, an average of 81% of the target total direct compensation of our named executive officers was attributable to annual incentive bonus and long-term equity award compensation and therefore directly tied to CarMax performance. Compensation mix is discussed in more detail on page 35.

How We Make Compensation Decisions

The Compensation and Personnel Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

COMPENSATION PHILOSOPHY AND OBJECTIVES

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of both annual financial goals and multi-year stock price appreciation.

The Committee has established the following objectives for our executive compensation program:

▪	Align the interests of executive officers with the financial interests of our shareholders.

▪	Encourage the achievement of our key strategic, operational and financial goals.

▪	Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.

▪	Attract, retain and motivate executives with the talent necessary to drive our long-term success.

▪	Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. The Committee makes decisions regarding each element of pay to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described beginning on page 30.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation - and also considers each executive officer’s total compensation - decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise or vesting. Accordingly, the Committee does not consider the realized value of long-term equity compensation when designing and evaluating our executive compensation program.

COMPENSATION CONSULTANT

The Committee engages a compensation consultant, which it uses to obtain access to independent compensation data, analysis and advice. The Committee retained Frederic W. Cook & Co., Inc. (“FWC”) to assist it while making decisions regarding the compensation of our executive officers for fiscal 2018. In May 2017, the Committee engaged Semler Brossy Consulting Group, LLC (“SBCG”) as its compensation consultant, replacing FWC. Under its charter, the Committee has the sole authority to hire, oversee and terminate compensation consultants, as well as to approve compensation consultant fees and any other terms of the engagement.

The Committee has retained an independent compensation consultant.
Committee members have direct access to the compensation consultant without going through management. Neither FWC nor SBCG provided services to CarMax other than those it provided to the Committee.

The Committee assesses its compensation consultant’s independence annually. It assessed FWC’s independence in April 2016 and 2017, under SEC and NYSE standards and concluded that FWC was independent.

In June 2017, at its first meeting following the engagement of SBCG, the Committee assessed SBCG’s independence under SEC and NYSE standards and concluded that it was independent.

The Committee considers, among other factors:

▪	whether the consultant provided other services to CarMax;

▪	the amount of fees paid by CarMax to the consultant as a percentage of the consultant’s total revenue;

▪	the consultant’s policies and procedures designed to prevent conflicts of interest;

▪	any business or personal relationship between the individuals advising the Committee and any Committee member;

▪	any CarMax stock owned by the individuals advising the Committee; and

▪	any business or personal relationship between the individuals advising the Committee, or the consultant itself, and an executive officer of CarMax.

The Committee’s compensation consultant frequently attends Committee meetings and provides analysis and recommendations that inform the Committee’s decisions. FWC assisted the Committee in fiscal 2018 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO and executive and senior vice presidents.

FWC also assisted the Committee in setting appropriate performance criteria for the Company’s equity and bonus programs and by providing general compensation advice. Following its engagement, SBCG provided general compensation advice throughout the remainder of fiscal 2018, including analysis related to the composition of our peer group and non-employee director pay.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding executive compensation, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officers between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Corporate Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment.

CONSIDERATION OF THE MOST RECENT ADVISORY “SAY-ON-PAY” VOTE

At the 2017 annual shareholders meeting, our shareholders approved our executive compensation program, with more than 87% of the votes cast in favor of the program. This represented a significant majority of our shareholders and the Committee was pleased with the response. However, the vote was somewhat lower than in recent years (96%, 97%, and 91% in 2016, 2015, and 2014, respectively). The Committee has not materially changed the structure of our executive compensation program as a consequence of this vote, but continues to actively monitor shareholder feedback and support of the Company’s pay practices.

PEER GROUP

Each year, the Committee reviews market compensation data provided by its independent consultant to determine whether the compensation opportunities of the named executive officers are appropriate and competitive.

The Committee used the following peer group of companies to benchmark the fiscal 2018 compensation disclosed in this proxy statement. The Committee selected this peer group in June 2016 based on an analysis by FWC and the Committee’s independent judgment. These peers fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, revenue growth, assets and one- and three-year total shareholder return. These peers are generally “big box” retailers, specialty auto retailers or direct competitors.

Advance Auto Parts, Inc.	Hertz Global Holdings, Inc.
AutoNation, Inc.	Kohl’s Corporation
AutoZone, Inc.	Lowe’s Companies, Inc.
Avis Budget Group, Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
eBay Inc.	Southwest Airlines Co.
The Gap, Inc.	Staples, Inc.
Genuine Parts Company	Tractor Supply Company

As noted in our fiscal 2017 proxy, the Committee removed Family Dollar Stores from the Company’s peer group in June 2016 based on the acquisition of Family Dollar Stores by Dollar Tree, Inc.  Otherwise, the peer group selected in June 2016 was the same as the peer group specified above.

In preparation for fiscal 2019 compensation decisions, the Committee re-evaluated this peer group in October 2017 based on an analysis by SBCG and the Committee’s independent judgment. With some exceptions, the Committee determined that the peer group remained appropriate, with the peers continuing to fall within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, revenue growth, assets and one- and three-year total shareholder return. However, the Committee removed Avis Budget Group, Inc. and Hertz Global Holdings, Inc. because significant market capitalization declines diminished their comparability to CarMax. Staples, Inc. was also removed from the peer group following its acquisition by a private equity group. To replace these peers, the Committee added Best Buy Co., Inc., The TJX Companies, Inc., Dollar Tree, Inc., and L Brands, Inc. to its peer group. Like the other companies in our peer group, each of these new peer group members falls within a reasonable range (both above and below CarMax) of the comparative factors noted above. The Committee will use this revised peer group to benchmark compensation practices for fiscal year 2019.

In addition to the peer group, the Committee uses broader survey data to benchmark compensation practices. In fiscal 2018, the Committee considered three national surveys produced by Equilar, Towers Watson and Mercer with a focus on executives within the retail/wholesale and automotive industries.

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies against whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee generally uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the median of the blended peer/survey data.

The Committee uses peer group and broader survey data as one of many factors in making compensation decisions. Other factors include individual performance, Company performance, tenure, internal pay equity and succession planning.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements, in addition to the one-time discretionary bonus payment (described on page 33), make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2018.

BASE SALARY

We pay competitive base salaries to retain key officers and attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in March or April. When the Committee reviews base salaries, it considers the reports and advice provided by its independent compensation consultant and the peer group and survey data described above, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

At the beginning of fiscal 2018, the Committee approved the following base salary adjustments.

Name	Prior Base Salary ($)	Fiscal 2018 Base Salary ($)	Percentage Increase (%)
William D. Nash(a)	1,000,000	1,032,500	3.25
Thomas W. Reedy	700,000	722,750	3.25
William C. Wood	700,000	722,750	3.25
Edwin J. Hill	600,000	619,500	3.25
Eric M. Margolin	575,000	593,688	3.25

(a)
Mr. Nash’s prior base salary represents the base salary set by the Committee at the time of his promotion to CEO on September 1, 2016. For the portion of fiscal 2017 prior to his promotion to CEO, his base salary was $800,000.

The Committee increased Mr. Nash’s salary by 3.25% and approved Mr. Nash’s recommendation to increase the base salaries for each of the other named executive officers by 3.25%. These increases were based on the individual contributions that each named executive officer made to CarMax’s performance in fiscal 2017 and were consistent with the base salary increases awarded generally to our salaried associates.

ANNUAL INCENTIVE BONUS

We pay annual incentive bonuses to drive the achievement of CarMax’s financial goals. The amount of the incentive bonus depends on our performance as measured against objective performance goals established by the Committee at the beginning of each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility and is set forth in a written agreement between each officer and the Company. Each named executive officer’s target percentage is listed in the table on page 32.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee at the beginning of each fiscal year.

The following chart describes how the Committee applied this formula in fiscal 2018.

Step One: Select Performance Measure
The Committee determined in April 2017 that the performance goals for fiscal 2018 would be based on our fiscal 2018 adjusted pre-tax income (i.e. earnings before the provision for income tax and interest expense). The Committee believes that this adjusted pre-tax income is a measure of performance that can be directly affected by management decisions and therefore tying performance goals to this adjusted pre-tax income expense aligns management and shareholder interests.

Step Two: Select Performance Targets
The Committee then established the following adjusted pre-tax income targets for fiscal 2018: $1,062.8 million as the threshold goal; $1,123.4 million as the target goal; $1,179.7 million as the premium goal; and $1,222.2 million as the maximum goal.

Step Three: Select Performance Adjustment Factors
The Committee then established the following performance adjustment factors for fiscal 2018:
▪ 25% if the threshold goal of $1,062.8 million was achieved
▪ 100% if the target goal of $1,123.4 million was achieved
▪ 150% if the premium goal of $1,179.7 million was achieved
▪ 200% if the maximum goal of $1,222.2 million was achieved

If the threshold performance goal was not achieved, no incentive bonus would be paid. The performance adjustment factors are determined using straight-line interpolation when our actual performance falls between two performance goals.

Step Four: Assess Performance Against Targets and Determine Payouts
For fiscal 2018, the Company achieved $1,134.4 million in adjusted pre-tax income, which represents $664.1 million in net earnings less the effect of the $399.5 million income tax provision and $70.7 million in interest expense. The Committee certified CarMax’s adjusted pre-tax income amount in April 2018, yielding a performance adjustment factor of 109.7%. The Committee multiplied this percentage by each named executive officer’s target incentive amount to determine each executive officer’s fiscal 2018 bonus payout.

The following table shows each named executive officer’s base salary, incentive target percentage of base salary, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2018 bonus.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2018 Incentive Bonus	Maximum Incentive Amount ($)
William D. Nash	1,032,500	130	1,342,250	1,472,448	2,684,500
Thomas W. Reedy	722,750	75	542,063	594,643	1,084,126
William C. Wood	722,750	75	542,063	594,643	1,084,126
Edwin J. Hill	619,500	75	464,625	509,694	929,250
Eric M. Margolin	593,688	75	445,266	488,457	890,532

The Committee sets robust performance targets for our annual incentive plan to drive achievement of CarMax’s financial goals. For the last five fiscal years, our average performance adjustment factor has been 103.9% (109.7%, 42.2%, 67.8%, 179.4%, and 120.6% for fiscal 2018, 2017, 2016, 2015, and 2014 ), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 103.9% of their respective target incentive amounts for achievement against the targets established by the Committee.

For fiscal 2018, the Committee determined that no change to the incentive target percentages of our named executive officers was required to maintain an appropriate incentive structure.

The Committee determines all incentive bonuses in accordance with the CarMax, Inc. Annual Performance-Based Bonus Plan (“Bonus Plan”). The Bonus Plan provides that the maximum amount payable to any one individual in any one fiscal year is $5 million. In fiscal 2018, however, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Nash’s bonus could not exceed $2,684,500.

The Bonus Plan authorizes the Committee to reduce the amount of any bonus paid to a named executive officer below the amount that otherwise would be payable. The Committee may also decide not to pay a bonus even when performance goals have been satisfied. Under no circumstances, however, may the Committee increase the amount of any bonus payable under the Bonus Plan above the amount that would be payable to an executive upon application of the relevant performance adjustment factor.

ONE-TIME BONUS PAYMENT

Following the federal corporate tax changes enacted at the end of 2017, CarMax paid a “thank you” bonus to employees who were not otherwise bonus eligible. The “thank you” bonus was a one-time payment, totaling $8.0 million, made to 20,207 employees.

Relatedly, the Company made a one-time discretionary payment to each of the approximately 1,291 employees in the CarMax annual bonus program, including the NEOs, to offset the impact the “thank you” bonus had on the fiscal 2018 bonus performance measure. The Committee approved this one-time discretionary payment to the NEOs in order to align treatment of the NEOs with the other Company employees receiving an annual bonus for fiscal 2018, each of whom received this discretionary payment. The following table shows the discretionary bonus amount paid to each NEO.

Name	One-Time Bonus ($)
William D. Nash	96,239
Thomas W. Reedy	38,866
William C. Wood	38,866
Edwin J. Hill	33,314
Eric M. Margolin	31,926

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool.

In fiscal 2018, we granted our named executive officers two kinds of long-term equity awards: stock options and performance stock units (“PSUs”). All of our long-term equity grants were made pursuant to the CarMax, Inc. 2002 Stock Incentive Plan (“Stock Incentive Plan”).

In determining the number of options and PSUs to award, the Committee considered the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of its independent compensation consultant and the opinion of the Company’s CEO except with respect to the awards to the CEO. The CEO generally gives the Committee an initial recommendation for annual long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the volume-weighted average price of our common stock on the grant date. The Committee believes that the use of the volume-weighted average price, as opposed to the closing price, is more representative of the value of the common stock on the grant date because it incorporates all trades made on the grant date.

Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule and seven-year exercise term of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also operates as a retention tool.

Performance Stock Units

Fiscal 2018 PSU Terms

Depending on the Company’s achievement of performance goals over a three-year period, PSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. For the fiscal 2018 PSUs, the Committee used diluted earnings per share, adjusted to exclude income tax, as the PSU performance measure. The number of shares delivered to each PSU holder will be determined based upon actual three-year cumulative adjusted diluted earnings per share performance compared to pre-determined three-year adjusted diluted earnings per share goals. Specifically, each PSU is multiplied by a percentage that represents the Company’s success in meeting the adjusted diluted earnings per share goals set by the Committee. If the threshold adjusted diluted earnings per share goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for adjusted diluted earnings per share performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, no shares will be paid. PSUs generally vest on the three-year anniversary of the grant date.

The Committee considered PSUs to be a key component of our pay-for-performance philosophy in fiscal 2018 because the PSUs directly tie equity payments to a measure of CarMax’s earnings growth that the Committee believes to be an appropriate reflection of the Company’s performance. In addition, similar to our stock options, a PSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic and financial goals.

2015 PSU Performance Goal Achievement

In April 2018, the Committee certified a 46% performance multiplier for the PSUs granted to our NEOs in 2015. The Committee’s determination was based on CarMax’s achievement of adjusted pre-tax income equal to $3.24 billion for the three-year performance period ended February 28, 2018. Under the terms of the 2015 PSU awards, on vesting each NEO received a number of shares of common stock equal to the number of PSUs they held multiplied by 46%. As a result, on the vesting of the 2015 PSUs, Mr. Nash, Mr. Reedy, Mr. Wood, Mr. Hill, and Mr. Margolin were entitled to receive, respectively, 3,076, 3,076, 3,076, 2,287, and 2,287 shares of common stock.

The following table shows the performance metrics for the 2015 PSU awards.

	Threshold	Actual	Target	Maximum
FY16-FY18 Adjusted Pre-Tax Income (in thousands)(a)	$3,163,901	$3,243,500	$3,451,404	$3,755,911
Performance Multiplier	25%	46%	100%	200%

(a)
Adjusted pre-tax income is equal to net earnings less the provision for income tax and interest expense. For fiscal 2016 through fiscal 2018, in the aggregate, $3,243.5 million in adjusted pre-tax income represented $1,914.5 million in net earnings less an income tax provision of $1,165.4 million and $163.5 million in interest expense.

Fiscal 2018 Long-Term Equity Awards

In fiscal 2018, as noted below, the Committee approved stock option and PSU awards to our named executive officers as part of our annual long-term equity award process.

	Options and PSUs Granted in Fiscal 2018			Options and PSUs Granted in Fiscal 2017
Name	Grant Date Fair Value of Stock Options ($)(a)	Grant Date Fair Value of PSUs ($)	Total Grant Date Fair Value ($)	Grant Date Fair Value of Stock Options ($)(a)	Grant Date Fair Value of PSUs ($)	Total Grant Date Fair Value ($)
William D. Nash	3,750,005	1,249,974	4,999,979	4,249,983	749,977	4,999,960
Thomas W. Reedy	1,455,925	485,313	1,941,238	1,455,917	485,322	1,941,239
William C. Wood	1,455,925	485,313	1,941,238	1,455,917	485,322	1,941,239
Edwin J. Hill	1,305,925	435,281	1,741,206	1,305,921	435,293	1,741,214
Eric M. Margolin	1,305,925	435,281	1,741,206	1,380,365	360,894	1,741,259

(a)
We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

The grant date fair value of the annual long-term equity awards provided to all of our named executive officers remained essentially unchanged in fiscal 2018, meaning that approximately the same target economic value was delivered in fiscal 2018 as was delivered in fiscal 2017. The Committee determined based on the blended peer/survey data and its own independent judgment that maintaining equity awards at prior year levels continued to provide competitive pay for our named executive officers. The Committee adjusted the relative proportion of options to PSUs granted to Messrs. Nash and Margolin in fiscal 2018 without changing the target economic value delivered. The resulting allocation, 75% options and 25% PSUs, aligns their fiscal 2018 grant allocation with that granted to the other named executive officers.

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the majority of target annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The following charts and tables reflect the target total direct compensation (base salary, target annual incentive bonus and long-term equity grants) set by the Committee.

The table below illustrates how the target total direct compensation set by the Committee for each of our continuing named executive officers was allocated between performance-based and fixed compensation for fiscal 2018, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Target Total Direct Compensation		Percentage of Target Performance-Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
William D. Nash	86%	14%	21%	79%
Thomas W. Reedy	77%	23%	22%	78%
William C. Wood	77%	23%	22%	78%
Edwin J. Hill	78%	22%	21%	79%
Eric M. Margolin	79%	21%	20%	80%

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health insurance coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan.

In addition, executives and CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2018” table on page 46.

Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on pages 48 and 49. Details regarding the fiscal 2018 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 48.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2018” table on page 46.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For associates using CarMax-owned vehicles, we bear certain maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by Messrs. Nash, Reedy and Wood. Mr. Nash is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $125,000 in any fiscal year. Messrs. Reedy and Wood are required to reimburse CarMax for the incremental costs associated with their respective personal uses of the plane to the extent that those costs exceed $70,000 in any fiscal year. Our executives bear all income taxes associated with their personal use of the plane.

We do not provide tax gross-ups on any of these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $13,660 for fiscal 2018. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals. The agreements provide for severance payments under certain circumstances, which are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 49. None of the severance agreements provide a guaranteed term of employment, nor do they provide tax gross-ups on any compensation or perquisite.

Our severance agreements do not provide for a guaranteed term of employment or tax gross-ups.
Under the terms of the severance agreements, the Committee establishes and approves each named executive officer’s annual base salary, which cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the Committee approves the performance measures and payment amounts that determine each named executive officer’s annual incentive bonus under the Bonus Plan.

The agreements provide further that each named executive officer is eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

Clawback and Forfeiture Provisions

The severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he could be terminated for cause, with certain limitations, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC, the named executive officer shall, upon demand by the Company, repay with interest all compensation that was expressly conditioned on the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition, at our 2012 annual shareholders meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options, unvested MSUs and unvested PSUs will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a double trigger; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason) within a two-year period following the change-in-control. Our executives are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 49.

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes, however, that the benefit to CarMax and its shareholders outweighs this concern.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Compensation and Personnel Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2018, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2018 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:

▪
Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $5 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined at the beginning of the year by an independent committee of non-employee directors.

▪
Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.

▪
Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales from each store to the home office; and (iv) performance of a daily vehicle inventory at each store.

▪	Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that none of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options, PSUs and MSUs. Our stock ownership guidelines are available under the “Corporate Governance” link at investors.carmax.com.

As of February 28, 2018, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have a policy prohibiting all CarMax associates from engaging in any hedging or pledging transactions involving CarMax stock. This prohibition applies to both our named executive officers and our non-employee directors.

TAX AND ACCOUNTING CONSIDERATIONS

Historically, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for compensation over $1 million paid in any fiscal year to the CEO or any of the three other highest paid executive officers (other than the CFO) unless that compensation was performance-based. As a result of the new tax legislation that went into effect on December 22, 2017, the exception for performance-based compensation will not be available for taxable years beginning after December 31, 2017, unless such compensation qualifies for certain transition relief.

The Committee and the Company have taken appropriate actions, to the extent feasible, in an effort to preserve the deductibility of awards previously granted to our executive officers that were designed and intended to be covered by Section 162(m). Despite these actions, certain compensation originally designed to qualify as performance-based under Section 162(m) may not be deductible.

Although the Committee will continue to analyze the impact that Section 162(m) and the potential lack of deduction associated with amounts paid in excess of the deduction limitation may have on the Company, the Committee continues to retain the flexibility to make decisions with respect to the Company’s compensation programs that are based on factors other than Section 162(m) and related tax consequences. The primary function of our executive compensation program is to drive the creation of long-term shareholder value.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of that section so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018.

THE COMPENSATION AND PERSONNEL COMMITTEE
Ronald E. Blaylock, Chair
Shira Goodman
W. Robert Grafton
William R. Tiefel

COMPENSATION TABLES

Summary Compensation Table for Fiscal 2018

The table below shows the compensation paid to or earned by our named executive officers in fiscal 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(a) ($)	Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Comp- ensation(c) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings(d) ($)	All Other Compen- sation(e) ($)	Total ($)
William D. Nash	2018	1,031,721	96,239	1,249,974	3,750,005	1,472,448	24,797	190,068	7,815,252
President and Chief Executive Officer	2017	902,308	—	749,977	4,249,983	442,233	30,536	163,355	6,538,392
	2016	660,769	—	485,270	1,455,911	348,181	—	122,926	3,073,057
Thomas W. Reedy	2018	722,205	38,866	485,313	1,455,925	594,643	22,219	132,390	3,451,561
Executive VP and Chief Financial Officer	2017	699,039	—	485,322	1,455,917	221,550	26,964	123,664	3,012,456
	2016	650,415	—	485,270	1,455,911	330,525	—	135,173	3,057,294
William C. Wood	2018	722,205	38,866	485,313	1,455,925	594,643	53,697	155,853	3,506,502
Executive VP and Chief Operating Officer	2017	699,039	—	1,485,343	2,455,919	221,550	65,617	121,334	5,048,802
	2016	650,415	—	485,270	1,455,911	330,525	—	149,269	3,071,390
Edwin J. Hill	2018	619,033	33,314	435,281	1,305,925	509,694	44,019	98,719	3,045,985
Executive VP, Strategy and Business Transformation	2017	597,209	—	435,293	1,305,921	189,900	52,405	75,237	2,655,965
	2016	531,289	—	360,868	1,082,685	179,745	—	87,806	2,242,393
Eric M. Margolin	2018	590,240	31,926	435,281	1,305,925	488,457	3,511	77,436	2,932,776
Executive VP, General Counsel and Corporate Secretary	2017	572,801	—	360,894	1,380,365	181,988	4,026	67,958	2,568,032

(a)	Discretionary bonus paid to all employees in the CarMax annual bonus program. See page 33 for additional information.

(b)
Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not correspond to the actual value that may be realized by each NEO. Additional information regarding outstanding awards, including exercise prices, vesting schedules, and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2018 Year End” table on pages 44 and 45. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2018. The amounts disclosed under the Stock Awards column above are based on performance achieved at target levels. The grant date fair value of the NEO's PSUs if earned at maximum levels was $2,499,948, $970,626, $970,626, $870,563 and $870,563 for Messrs. Nash, Reedy, Wood, Hill and Margolin, respectively.

(c)	Represents the annual incentive bonus earned under our Bonus Plan.

(d)
Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2018” table and its accompanying narrative on pages 46 and 47 contain additional details with respect to these amounts.

(e)	Further details are included in the “All Other Compensation in Fiscal 2018” table below.

All Other Compensation in Fiscal 2018

Name	Personal Use of Company Plane(a) ($)	Personal Use of Company Automobile(b) ($)	Retirement Savings Plan Contribution(c) ($)	Deferred Compensation Account Contributions(d) ($)	Other(e) ($)	Total ($)
William D. Nash	68,546	—	16,454	71,609	33,459	190,068
Thomas W. Reedy	25,699	3,117	21,810	53,314	28,450	132,390
William C. Wood	51,931	—	21,810	53,314	28,798	155,853
Edwin J. Hill	—	8,046	21,780	42,612	26,281	98,719
Eric M. Margolin	—	6,207	16,373	29,952	24,904	77,436

(a)
The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total annual variable costs by the total number of miles our plane flew in fiscal 2018 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The personal use of the Company plane is treated as income to the executive. The related income taxes are calculated using Standard Industry Fare Level rates and are paid by the executive.

(b)	The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)
Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.

(d)
Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($275,000 in 2018). Also includes a restorative contribution designed to compensate executives for any loss of Company contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the Executive Deferred Compensation Plan.

(e)
Represents the total amount of other benefits provided. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive officer. These other benefits include tax and financial planning services, which are described on page 37, and matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates). The amounts also include travel and event expenses for a Company-sponsored store and management leadership trip and related tax reimbursements. The related tax reimbursements were for the following amounts: Mr. Nash, $1,527 and Mr. Hill, $1,462.

Grants of Plan-Based Awards in Fiscal 2018

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Under-lying Options(c) (#)	Exercise or Base Price of Option Awards(d)($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards(e) ($)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Nash			335,563	1,342,250	2,684,500
	3/24/2017	5/1/2017				5,353	21,411	42,822				1,249,974
	3/24/2017	5/1/2017							232,775	58.38	58.15	3,750,005
Thomas W. Reedy			135,516	542,063	1,084,125
	3/24/2017	5/1/2017				2,078	8,313	16,626				485,313
	3/24/2017	5/1/2017							90,374	58.38	58.15	1,455,925
William C. Wood			135,516	542,063	1,084,125
	3/24/2017	5/1/2017				2,078	8,313	16,626				485,313
	3/24/2017	5/1/2017							90,374	58.38	58.15	1,455,925
Edwin J. Hill			116,156	464,625	929,250
	3/24/2017	5/1/2017				1,864	7,456	14,912				435,281
	3/24/2017	5/1/2017							81,063	58.38	58.15	1,305,925
Eric M Margolin			111,317	445,266	890,532
	3/24/2017	5/1/2017				1,864	7,456	14,912				435,281
	3/24/2017	5/1/2017							81,063	58.38	58.15	1,305,925

(a)
Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2018 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2018 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 41. Additional information regarding the design of our Bonus Plan is included on pages 31 and 32.

(b)
Represents stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs,” granted under our Stock Incentive Plan, PSUs generally vest on the third anniversary of the grant date. Additional information regarding PSUs, including the formula used to convert PSUs to shares of our common stock upon vesting and settlement, is included on pages 34 and 35.

(c)
Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 33. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. To the extent a SAR is exercised, the related option must be surrendered. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option, multiplied by the number of shares of common stock underlying such SAR.

(d)
All fiscal 2018 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the grant date. Additional information regarding our use of the volume-weighted average price is included on page 33.

(e)
Represents the grant date fair value of the award as determined in accordance with ASC Topic 718. The grant date fair value of each PSU is based on target level achievement of the performance goals set by the Committee. The PSUs granted in May 2017, if earned based on target level achievement of the pre-established performance goals, vest 100% in May 2020. The actual value a named executive officer realizes from the awards of PSUs will be determined based upon actual three-year cumulative adjusted diluted earnings per share performance compared to pre-determined three-year adjusted diluted earnings per share goals. Further information regarding payment on vesting of the PSUs can be found on pages 34 and 35.

Outstanding Equity Awards at Fiscal 2018 Year End

The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2018.

	Option Awards (a)					Stock Awards (b)(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D.	4/15/2013	84,258	—	42.68	4/15/2020
Nash	4/9/2014	74,144	24,714	44.96	4/9/2021
	4/8/2015	35,321	35,320	73.76	4/8/2022
	4/15/2015							6,686	413,997
	4/12/2016	39,669	119,005	51.63	4/12/2023
	4/12/2016							14,526	899,450
	9/26/2016	35,162	105,484	53.62	9/26/2023
	5/1/2017	—	232,775	58.38	5/1/2024
	5/1/2017							21,411	1,325,769
Thomas W.	4/9/2014	74,144	24,714	44.96	4/9/2021
Reedy	4/8/2015	35,321	35,320	73.76	4/8/2022
	4/15/2015							6,686	413,997
	4/12/2016	25,669	77,005	51.63	4/12/2023
	4/12/2016							9,400	582,048
	5/1/2017	—	90,374	58.38	5/1/2024
	5/1/2017							8,313	514,741
William C.	4/9/2014	—	24,714	44.96	4/9/2021
Wood	4/8/2015	35,321	35,320	73.76	4/8/2022
	4/15/2015							6,686	413,997
	4/12/2016					19,369	1,199,328
	4/12/2016	—	129,897	51.63	4/12/2023
	4/12/2016							9,400	582,048
	5/1/2017	—	90,374	58.38	5/1/2024
	5/1/2017							8,313	514,741
Edwin J.	4/15/2013	44,815	—	42.68	4/15/2020
Hill	4/9/2014	61,470	20,489	44.96	4/9/2021
	4/8/2015	26,266	26,266	73.76	4/8/2022
	4/15/2015							4,972	307,866
	4/12/2016	23,024	69,072	51.63	4/12/2023
	4/12/2016							8,431	522,048
	5/1/2017	—	81,063	58.38	5/1/2024
	5/1/2017							7,456	461,676

Eric M	4/9/2014	30,824	16,941	44.96	4/9/2021
Margolin	4/8/2015	26,266	26,266	73.76	4/8/2022
	4/15/2015					4,972	307,866
	4/12/2016	19,088	57,264	51.63	4/12/2023
	4/27/2016	4,900	14,698	55.19	4/27/2023
	4/12/2016					6,990	432,821
	5/1/2017	—	81,063	58.38	5/1/2024
	5/1/2017					7,456	461,676

(a)
Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 33. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 35 and under the chart titled “Grants of Plan-Based Awards in Fiscal 2018” on page 43.

(b)
Stock awards, except as noted for Mr. Wood, are stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs generally vest on the third anniversary of the grant date, April 15, 2018 for fiscal 2016 awards, April 12, 2019 for fiscal 2017 awards, and May 1, 2020 for fiscal 2018 awards, respectively. To calculate the number of shares awarded at vesting, each PSU is multiplied by a percentage that represents the Company’s success in meeting the performance goals set by the Committee. If the threshold performance goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, no shares will be paid. To calculate the market value of the unvested fiscal 2016, fiscal 2017, and fiscal 2018 PSUs in the table above, we assumed that the multiplier for each award was 100% based on performance to target at February 28, 2018, and the value of each resulting share was equal to the closing price of our stock on February 28, 2018, the last trading day of our fiscal year (which was $61.92).

(c)
Represents restricted common stock, which we refer to as “restricted stock” or “RSAs.” Mr. Wood’s RSAs, granted as part of a retention award, vest on April 12, 2019, the third anniversary of the grant date. On vesting the transfer restrictions on the shares are removed and they become freely transferable. To calculate the market value of the unvested RSAs in the table above, we assumed the value of each RSA was equal to the closing price of our stock on February 28, 2018, the last trading day of our fiscal year (which was $61.92).

Option Exercises and Stock Vested in Fiscal 2018

The following table includes information with respect to the options exercised by, and the MSUs vested in, our named executive officers during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
William D. Nash	117,795	4,950,092	11,007	621,896
Thomas W. Reedy	84,258	2,543,390	11,007	621,896
William C. Wood	201,701	5,678,004	11,007	621,896
Edwin J. Hill	95,497	3,198,754	9,125	515,563
Eric M. Margolin	123,254	3,857,753	7,545	426,293

(a)	Represents the number of shares of common stock underlying stock options exercised during fiscal 2018.

(b)	Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.

(c)	Represents the number of shares of common stock acquired on vesting of the underlying MSUs during fiscal 2018.

(d)	Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

Pension Benefits in Fiscal 2018

The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2018.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
William D. Nash	Pension Plan	15	272,549	—
	Benefit Restoration Plan	15	50,452	—
Thomas W. Reedy	Pension Plan	6	141,130	—
	Benefit Restoration Plan	6	176,598	—
William C. Wood	Pension Plan	19	409,164	—
	Benefit Restoration Plan	19	327,430	—
Edwin J. Hill	Pension Plan	14	399,228	—
	Benefit Restoration Plan	14	294,115	—
Eric M. Margolin	Pension Plan	1	39,866	—
	Benefit Restoration Plan	1	24,412	—

(a)	We have not granted any of our named executive officers extra years of service under either the Pension Plan or the Benefit Restoration Plan.

(b)
Determined assuming retirement at age 65. The discount rate (4.10%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions including the pension plan measurement date is set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2018.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security covered compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

EARLY RETIREMENT BENEFITS

As of February 28, 2018, Mr. Hill and Mr. Margolin were both eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because they each met the requirements for early retirement under our Pension Plan.

Nonqualified Deferred Compensation in Fiscal 2018

The following table lists fiscal 2018 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a)($)	Registrant Contributions in Last Fiscal Year (b)($)	Aggregate Earnings in Last Fiscal Year (c)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
William D. Nash	RRP	71,609	71,609	59,845	—	586,907
	EDCP	—	—	66,122	—	720,927
Thomas W. Reedy	RRP	39,986	53,314	92,410	—	772,631
	EDCP	—	—	44,895	79,288	378,125
William C. Wood	RRP	59,978	53,314	106,145	—	928,448
	EDCP	—	—	285	—	2,470
Edwin J. Hill	RRP	27,401	36,535	30,701	—	455,523
	EDCP	75,960	6,077	41,177	—	548,055
Eric M. Margolin	RRP	74,881	29,952	61,538	—	478,790
	EDCP	—	—	188,254	—	1,248,854

(a)	These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 41.

(b)
Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 41 and were credited to each executive’s account after the close of the fiscal year.

(c)
We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.

(d)
For each of Messrs. Nash, Reedy, Wood, Hill and Margolin the following amounts were reported as compensation to each person in the “Summary Compensation Table” for the fiscal 2016 and fiscal 2017 years, respectively: $467,132; $434,985; $221,513; $384,091; and $217,282.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($275,000 for 2018) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 75% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. The EDCP provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. While the Company does not directly match funds deferred through this plan, we do provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed on pages 37 and 38, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses the abbreviation “CIC” for the term “Change-in-Control.”

Our payment obligations under each severance agreement are contingent upon the NEO satisfying the following obligations:

▪	During his employment and for two years following his termination, the NEO must comply with the provisions of a covenant not to compete.

▪	During his employment and for two years following his termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.

▪
During his employment and at all times subsequent to the last day of his employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.

▪	The NEO must return our property and must execute an agreement releasing us from any claims.

TERMINATION SCENARIOS THAT CAN TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that can trigger payments or other benefits under the agreements we have with our NEOs: (i) retirement; (ii) death and disability; (iii) involuntary termination; and (iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement
Termination due to early retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us, which must be given at least 90 days in advance. Mr. Hill is currently our only NEO eligible for early retirement.

Normal Retirement
Termination due to normal retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for normal retirement after age 65 with at least five years of service). The effective date of termination is the date set forth in a notice from the NEO to us, which must be given at least 90 days in advance. Mr. Margolin is currently our only NEO eligible for normal retirement.

Death or Disability	Death	The effective date of termination is the date of death.
Disability
Termination due to disability occurs when we notify the NEO that we have decided to terminate him because he has a physical or mental illness that causes him: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if he is a participant; or (ii) if he does not participate in this plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to his normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO, which must be given to the NEO at least 30 days in advance of the termination date.

Involuntary Termination	For Cause
Termination for cause occurs when we decide to terminate an NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. We will not owe any payments to an NEO as a result of a termination for cause. The effective date of termination is the date of the termination.

Without Cause
Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause or disability. The effective date of termination is the date of the notice from us to the NEO.

Voluntary Termination	For Good Reason
Termination by the NEO for good reason occurs when the NEO terminates his employment for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination.

Without Good Reason
Termination by the NEO without good reason occurs when the NEO terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to an NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2018. Accordingly, we made certain calculations using a common stock value of $61.92 per share, which was the closing market price on February 28, 2018, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2018” on pages 46 and 47 and “Nonqualified Deferred Compensation” on pages 48 and 49. None of the termination events discussed below enhances any payments to be made under these plans.

TYPE OF TERMINATION EVENT
Name	Type of Payment		Term. Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
William D. Nash	Severance Payment(a)		2,949,466	2,949,466	—	—	—
	Annual Incentive Bonus(b)		1,472,448	—	—	1,342,250	1,342,250
	Long-Term Equity Award(c)		994,964	994,964	—	5,982,468	994,964
	Other Payments:	Good Reason(d)	—	1,342,250	—	—	—
		CIC(e)	—	—	—	—	7,489,795
	Other Benefits:	Health(f)	15,963	15,963	—	—	15,963
		Financial Services(g)	14,000	14,000	—	14,000	14,000
		Outplacement(h)	50,000	50,000	—	—	50,000
	TOTAL		5,496,841	5,366,643	—	7,338,718	9,906,972
Thomas W. Reedy	Severance Payment(a)		1,888,600	1,888,600	—	—	—
	Annual Incentive Bonus(b)		594,643	—	—	542,063	542,063
	Long-Term Equity Award(c)		889,164	889,164	—	3,042,241	889,164
	Other Payments:	Good Reason(d)	—	542,063	—	—	—
		CIC(e)	—	—	—	—	3,939,005
	Other Benefits:	Health(f)	15,963	15,963	—	—	15,963
		Financial Services(g)	14,000	14,000	—	14,000	14,000
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		3,427,370	3,374,790	—	3,598,304	5,425,195
William C. Wood	Severance Payment(a)		1,888,600	1,888,600	—	—	—
	Annual Incentive Bonus(b)		594,643	—	—	542,063	542,063
	Long-Term Equity Award(c)		1,288,940	1,288,940	—	4,785,828	1,288,940
	Other Payments:	Good Reason(d)	—	542,063	—	—	—
		CIC(e)	—	—	—	—	3,939,005
	Other Benefits:	Health(f)	15,977	15,977	—	—	15,977
		Financial Services(g)	14,000	14,000	—	14,000	14,000
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		3,827,160	3,774,580	—	5,341,891	5,824,985

TYPE OF TERMINATION EVENT
Name	Type of Payment		Term. Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
Edwin J. Hill	Severance Payment(a)		1,618,800	1,618,800	—	—	—
	Annual Incentive Bonus(b)		509,694	—	509,694	464,625	464,625
	Long-Term Equity Award(c)		1,724,467	1,724,467	2,636,797	2,636,797	1,724,467
	Other Payments:	Good Reason(d)	—	464,625	—	—	—
		CIC(e)	—	—	—	—	3,376,290
	Other Benefits:	Health(f)	15,977	15,977	—	—	15,977
		Financial Services(g)	14,000	14,000	14,000	14,000	14,000
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		3,907,938	3,862,869	3,160,491	3,115,422	5,620,359
Eric M. Margolin	Severance Payment(a)		1,551,352	1,551,352	—	—	—
	Annual Incentive Bonus(b)		488,457	—	488,457	445,266	445,266
	Long-Term Equity Award(c)		1,611,964	1,611,964	2,464,809	2,464,809	1,611,964
	Other Payments:	Good Reason(d)	—	445,266	—	—	—
		CIC(e)	—	—	—	—	3,235,614
	Other Benefits:	Health(f)	15,977	15,977	—	—	15,977
		Financial Services(g)	14,000	14,000	14,000	14,000	14,000
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		3,706,750	3,663,559	2,967,266	2,924,075	5,347,821

(a)
We calculate severance payments using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. As of February 28, 2018, the last annual bonus as determined by the Compensation and Personnel Committee for each of the NEOs was the fiscal 2017 bonus, which is set forth for the NEOs in the “Summary Compensation Table” on page 41.

(b)
The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. In a termination scenario, this bonus is calculated in two different ways depending on the nature of the termination. If an NEO is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of the NEO’s annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to the NEO in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2018, our fiscal year end, the pro rata actual bonus is equal to the NEO’s actual bonus for fiscal 2018. In contrast, if an NEO is terminated without cause—or leaves the Company for good reason—following a CIC, or if the NEO dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of the NEO’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to the NEO in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2018, our fiscal year end, the pro rata target bonus is equal to the NEO’s target bonus amount.

(c)
Following certain termination events, all or a portion of the equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2018 Year End” table on pages 44 and 45. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events.

(d)
The Good Reason Payment is a one-time payment made to the NEO following his termination for Good Reason. It is equal to the NEO’s base salary on the date of termination multiplied by a certain percentage, which percentage is generally the same as the NEO’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination.

(e)
The Change-in-Control Payment is equal to 2.99 times the NEO’s final compensation, which consists of the sum of the NEO’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the NEO for the two most recently completed fiscal years. As of February 28, 2018, the higher annual bonus for our NEO’s was the fiscal 2018 annual bonus. The Change-in-Control Payment will be paid to the NEO in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in each NEO’s agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination.

(f)
If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse the NEO for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of the table on pages 51 and 52, we have assumed that each officer elected to continue his coverage on February 28, 2018, for the full 18-month period.

(g)
We provide a tax and financial planning benefit to our NEOs for the one-year period following retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $14,000.

(h)
Outplacement services are available to each NEO in an amount not to exceed $50,000 for Mr. Nash and $25,000 for the other NEOs. The table on pages 51 and 52 assumes that the maximum outplacement benefit is paid to each NEO.

CEO Pay Ratio

The following information about the relationship between the compensation of our employees and the compensation of Mr. Nash, our President and Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934 (“Item 402(u)”). In fiscal 2018, the estimated median of the annual total compensation of our employees, excluding Mr. Nash, was $36,488. Mr. Nash’s total compensation for fiscal 2018, as reported in the Summary Compensation Table on page 41 of this proxy statement, was $7,815,252. The resulting estimated ratio of the annual total compensation of Mr. Nash to the median of the annual total compensation of all employees was 214 to 1.

We took the following steps in identifying the median of the annual total compensation of all our employees. We determined that, as of January 1, 2018, our employee population was equal to 24,837 individuals, all located in the United States. This number includes all the individuals determined to be employees for federal tax purposes, whether full-time, part-time, or temporary, as of that date. We chose January 1, which is within the last three months of our fiscal year as required by Item 402(u), because it aligned with calendar year payroll procedures.

We next identified the employee receiving the median amount of compensation in our employee population. To do this we compared the amount of wages and other compensation received by each employee, other than Mr. Nash, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for the calendar year ended December 31, 2017. This compensation measure was annualized for permanent employees who were employed on the measuring date but who did not work for the full calendar year. The compensation measure was consistently applied to all our employees.

As required by Item 402(u), once we identified our median employee we measured that employee’s annual total compensation for the 2018 fiscal year by adding together the same elements of compensation that are included in Mr. Nash’s total fiscal 2018 compensation reported in the Summary Compensation Table on page 41.

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at CarMax. Other public companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Nash does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2018. The Compensation and Personnel Committee periodically reviews this program and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$75,000
Annual Equity Retainer	$150,000(b)
Board Chair Fee	$100,000
Lead Independent Director Fee	$100,000
Committee Chair Fee	$20,000 for the Audit Committee $15,000 for the Compensation and Personnel Committee $15,000 for the Nominating and Governance Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(c)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting

(a)
In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.

(b)
The annual equity retainer consists of shares of restricted common stock vesting on the one-year anniversary of the grant date. Restricted stock granted to non-employee directors in fiscal 2018 will vest on June 29, 2018.

(c)
We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. Generally, we do not hold more than eight board meetings during a fiscal year, but if there were more than eight meetings we would pay, for each additional meeting, directors fees of $1,500 per in-person meeting and $750 per telephonic meeting.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2018.

Non-Employee Director Compensation in Fiscal 2018

The following table provides each element of non-employee director compensation for fiscal 2018.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Ronald E. Blaylock	88,750	150,014	10,147	248,911
Sona Chawla(e)	83,833	150,014	—	233,847
Alan B. Colberg	89,583	150,014	—	239,597
Thomas J. Folliard	175,000	150,014	19,723	344,737
Rakesh Gangwal(f)	25,000	—	2,426	27,426
Jeffrey E. Garten	81,000	150,014	10,000	241,014
Shira D. Goodman	81,000	150,014	—	231,014
W. Robert Grafton	91,250	150,014	4,915	246,179
Edgar H. Grubb	89,750	150,014	2,000	241,764
Marcella Shinder	92,000	150,014	—	242,014
John T. Standley(g)	83,833	150,014	—	233,847
Mitchell D. Steenrod	112,000	150,014	10,000	272,014
William R. Tiefel	182,500	150,014	36,112	368,626

(a)	Represents the cash compensation earned in fiscal 2018 for Board, Committee, and Board and Committee chair service.

(b)
Represents the aggregate grant date fair value of the stock awards made in fiscal 2018 as determined in accordance with ASC Topic 718. In June 2017, we granted 2,406 shares of restricted common stock to each non-employee director then in office.

(c)
The following table provides information on the number of shares of unvested restricted common stock and the aggregate option awards held by each of our non-employee directors as of February 28, 2018. All options held by our non-employee directors were fully vested as of February 28, 2018 except for those held by Mr. Folliard, of which 715,699 were vested and 358,464 were unvested:

Name	Restricted Common Stock (#)	Outstanding Option Awards (#)
Ronald E. Blaylock	2,406	—
Sona Chawla	2,406	—
Alan B. Colberg	2,406	—
Thomas J. Folliard	2,406	1,074,163
Rakesh Gangwal	—	11,388
Jeffrey E. Garten	2,406	2,870
Shira D. Goodman	2,406	11,388
W. Robert Grafton	2,406	7,767
Edgar H. Grubb	2,406	—
Marcella Shinder	2,406	—
John T. Standley	—	—
Mitchell D. Steenrod	2,406	—
William R. Tiefel	2,406	11,388

(d)
Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program and the cost to CarMax for participation in its health, dental and vision plans (both the matching gifts program and the plans are broadly available to all CarMax associates). None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the non-executive director.

(e)	Ms. Chawla was elected to the Board on April 24, 2017

(f)	Mr. Gangwal did not stand for re-election at the June 26, 2017 meeting.

(g)	Mr. Standley resigned from the Board on January 29, 2018.

PROPOSAL FOUR: SHAREHOLDER PROPOSAL FOR A REPORT ON POLITICAL CONTRIBUTIONS

In accordance with SEC regulations, the shareholder proposal and supporting statement presented below were submitted by a shareholder and are quoted verbatim. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

The International Brotherhood of Teamsters General Fund, located at 25 Louisiana Avenue, NW, Washington, DC 20001, has advised CarMax that it intends to present the following shareholder proposal at the annual shareholders meeting. The proponent owns 80 shares of CarMax common stock.

Shareholder Proposal

RESOLVED: That the shareholders of CarMax Inc. (“CarMax” or “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement:

As long-term shareholders of CarMax, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates. Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages."

Publicly available records show CarMax has contributed at least $140,350 in corporate funds since the 2010 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org).

However, relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations, which may be used for political purposes. This would bring our Company in line with a growing number of leading companies, including Best Buy and Amazon.com, which present this information on their websites.

The Company's board and shareholders need comprehensive disclosure to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board’s Statement in Opposition

The Board has carefully considered the foregoing shareholder proposal and concluded that it is not in the best interests of CarMax or its shareholders and recommends that shareholders vote against the proposal. This position was supported by our shareholders at the 2017 annual meeting, when over 70% of the shares voted were cast against an almost identical shareholder proposal. Our reasons are described below.

CarMax is committed to adhering to the highest ethical standards when engaging in any political activities

Reflecting this commitment, the Nominating and Governance Committee has adopted the CarMax Corporate Political Contribution Policy (“Political Contribution Policy”), a formal written policy setting forth our policies and procedures on political contributions and political activity. The policy is available under the “Corporate Governance” link on our website at investors.carmax.com. As described in the Political Contribution Policy, CarMax makes decisions regarding corporate political contributions and political activity based on many factors, including, but not limited to: a candidate’s support for maintaining a competitive business environment; a candidate’s support for issues important to CarMax; and a candidate’s service or potential service in leadership or on key committees. Contribution decisions are not based on the personal preferences of senior management or directors. Senior management annually approves the CarMax political contribution budget and all corporate political contributions over $1,000 must be specifically approved by CarMax’s General Counsel. The General Counsel receives quarterly reports of all other contributions and CarMax’s Government Affairs activities are reported to the Nominating and Governance Committee annually.

Responsible participation in the political process, including through legal political contributions, is important for CarMax’s business

CarMax is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials. It is important that CarMax responsibly participate in industry trade associations and the electoral and legislative process in order to protect our customers and your interests as shareholders.

CarMax’s corporate political contributions are financially insignificant and adequate information already is available

While our corporate political contributions serve an important corporate purpose, such contributions represent only a small fraction of our total annual expenses (less than 0.002% in fiscal 2018). In addition, those contributions are made to state political candidates in accordance with state law and our Political Contribution Policy and are required to be disclosed either by the recipient or the donor in accordance with applicable laws.

U.S. federal law currently prohibits companies from making corporate contributions or providing anything of value to any political candidate, campaign committee or other organization in connection with any federal election; thus, we do not make such contributions. While a company may not make these contributions, it can form a Political Action Committee (“PAC”), which is permitted to direct contributions to candidates for federal office, national party committees, or candidates in states where only PAC contributions are permitted. CarMax chooses not to operate a PAC and therefore does not and may not make any such contributions.

Moreover, although permitted to do so by federal law, CarMax has a long-standing practice against, and our Political Contribution Policy prohibits, using corporate resources for the direct funding of independent political expenditures expressly advocating for or against candidates in elections for public office.

The Board believes that additional disclosure is not necessary to provide shareholders visibility into our limited political contributions and, thus, spending further corporate funds to generate the report requested by the shareholder proposal would not be a productive use of corporate resources.

CarMax’s trade association memberships serve multiple objectives

CarMax participates in various trade associations to keep abreast of business and technical issues as well as emerging standards within the automotive retail industry. We do not join trade associations to advance political purposes, and our membership in a particular trade association does not represent our agreement with all of the association’s positions or views. Thus, disclosure of our association dues would not provide our shareholders with a greater understanding of our business strategies, initiatives or values. Because our payments to trade associations do not necessarily reflect our views on every action a trade association may take, and because we support trade associations for reasons unrelated to any of their political activities, we do not believe reporting our trade association dues would provide meaningful information to investors.

Given the policies and procedures set forth in our Political Contribution Policy and the purposeful, yet limited, nature of CarMax’s political contributions and expenditures, about which adequate information already is publicly available, the Board believes that adoption of the shareholder proposal is both unnecessary and not in the best interests of shareholders.

The Board recommends a vote AGAINST Proposal Four.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 29, 2018, by:

▪	Our CEO and the other named executive officers.

▪	Each director or nominee for director.

▪	All of our directors and executive officers as a group.
Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 29, 2018	Shares of CarMax Common Stock Beneficially Owned as of March 29, 2018(b)	Percent of Class
William D. Nash(a)	411,867	476,091	*
Thomas W. Reedy	228,847	290,786	*
William C. Wood	146,664	209,123	*
Edwin J. Hill	234,774	239,566	*
Eric M. Margolin	157,693	178,744	*
Directors/Director Nominees
Peter J. Bensen	—	165	*
Ronald E. Blaylock	—	20,815	*
Sona Chawla	—	2,406	*
Alan B. Colberg	—	6,845	*
Thomas J. Folliard	929,012	1,336,584	*
Jeffrey E. Garten	2,870	26,828	*
Shira Goodman	11,388	24,101	*
W. Robert Grafton	7,767	45,136	*
Edgar H. Grubb	—	40,892	*
Robert J. Hombach	—	27	*
David W. McCreight	—	—
Marcella Shinder	—	7,123	*
Mitchell D. Steenrod	—	17,734	*
William R. Tiefel	11,388	163,048	*
All directors and executive officers as a group (25 persons)	2,558,494	3,518,807	1.97%
* Represents beneficial ownership of less than one percent of the 178,676,159 shares of CarMax common stock outstanding on March 29, 2018.

(a)	Mr. Nash is also a director of CarMax.

(b)
Includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 29, 2018, (ii) shares of CarMax common stock that will be acquired upon the April 8, 2018 settlement of the market stock units (“MSUs”) granted to certain officers on April 8, 2015, (iii) shares of CarMax common stock that will be acquired upon the April 15, 2018 settlement of the PSUs granted to certain officers on April 15, 2015, and (iv) shares of restricted common stock over which executive officers and non-employee directors had voting (but not dispositive) power as of March 31, 2018. Each of the MSUs has been converted to shares of CarMax common stock based upon the applicable conversion formula and our assumption that the average closing price of our stock during the final 40 trading days of the MSU’s three-year vesting period was equal to the closing price of our stock on March 29, 2018 (which was $61.94).

Share Ownership of Certain Beneficial Owners

The following table includes, as of March 29, 2018, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
The Vanguard Group, Inc.(a) 100 Vanguard Boulevard Malvern, PA 19355	18,231,551	10.20%
PRIMECAP Management Company(b) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	14,049,575	7.86%
BlackRock, Inc.(c) 55 East 52nd Street New York, NY 10055	11,271,436	6.31%
(a)   Information concerning the CarMax common stock beneficially owned as of December 31, 2017, was obtained from a Schedule 13G/A filed February 8, 2018. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to vote 260,725 shares, the sole power to dispose of 17,941,013 shares, the shared power to vote 37,047 shares and the shared power to dispose of 290,538 shares of CarMax common stock.
(b)   Information concerning the CarMax common stock beneficially owned as of December 31, 2017, was obtained from a Schedule 13G/A filed February 27, 2018. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 7,012,193 shares and the sole power to dispose of 14,049,575 shares of CarMax common stock.
(c)   Information concerning the CarMax common stock beneficially owned as of December 31, 2017, was obtained from a Schedule 13G/A filed February 8, 2018. According to the Schedule 13G/A, Blackrock, Inc. has the sole power to vote 9,716,971 shares and the sole power to dispose of 11,271,436 shares of CarMax common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report any transactions in our common stock to the SEC and to share those reports with us. As a matter of practice, we assist our executive officers and directors in preparing and filing these reports. Based solely on a review of these reports or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with applicable filing requirements during fiscal 2018 with the exception of one report relating to a single transaction filed late for each of Tom Folliard and Jon Daniels.

Equity Compensation Plan Information

The following table provides information as of February 28, 2018, with respect to our three equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan; (ii) our Non-Employee Directors Stock Incentive Plan; and (iii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	7,709,515	54.73	6,994,416(a)
Non-Employee Directors Stock Incentive Plan	52,568	33.82	74,408(a)
Employee Stock Purchase Plan	—	—	2,988,202(b)
Equity compensation plans not approved by security holders	—	—	–
Total	7,762,083	54.59	10,057,026

(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or SARs. The remaining common stock available for future issuance under the Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, or SARs.
(b)   The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2018, 5,011,798 shares have been purchased on the open market and 2,988,202 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

GENERAL INFORMATION

Voting Information
Shareholders Entitled to Vote
If you owned CarMax common stock at the close of business on April 20, 2018, you can vote at the annual shareholders meeting. Each share of common stock is entitled to one vote.

To conduct the annual shareholders meeting, a majority of our outstanding shares of common stock as of April 20, 2018, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 178,069,837 shares of CarMax common stock outstanding on April 20, 2018.

How to Vote (Record Owners)
Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

●     By Internet. You may vote online by accessing www.carmaxproxy.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

●     By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions. If you are located outside the U.S., call 1-718-921-8500. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

●     In Person. You may vote in person at the annual shareholders meeting by requesting a ballot from the inspector of election at the meeting.

Participants in our ESPP may vote in any of the ways listed above.

How to Vote (Beneficial Owners)
If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

●     By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

●     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

●     In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual shareholders meeting. Follow the instructions on the Notice to obtain this legal proxy.

Deadline for Voting
For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Monday, June 25, 2018.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Thursday, June 21, 2018.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.
Effect of Not Voting
Shareholders of Record. If you are a shareholder of record and you:

 ●     Do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual shareholders meeting to vote them in person.

 ●     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards
Proposals One (election of directors), Two (ratification of KPMG), Three (advisory vote on executive compensation) and Four (shareholder proposal for a report on political contributions) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast on Proposals One, Two, Three or Four.

Routine and Non-Routine Proposals
Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors), Three (advisory vote on executive compensation) and Four (shareholder proposal for a report on political contributions) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	Representatives from American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes and act as inspector of election at the annual shareholders meeting.

Proxy Information
Electronic Access to Proxy Materials and Annual Report
We are providing access to our proxy materials primarily over the internet rather than mailing paper copies of those materials to each shareholder. On or about May 4, 2018, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

●     View our proxy materials for the annual shareholders meeting on the internet.

●     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholders meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Proxy Solicitation
CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $7,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

Annual Shareholders Meeting Information
Attendance at the Annual Shareholders Meeting
The annual shareholders meeting is open to all holders of CarMax common stock as of April 20, 2018. Shareholders who plan to attend the annual shareholders meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial owner, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 20, 2018. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation from your bank or broker. Cameras, recording devices and other electronic devices will not be permitted at the annual shareholders meeting.

Other Matters
We are not aware of any matters that may come before the annual shareholders meeting other than the four proposals disclosed in this proxy statement. If other matters do come before the annual shareholders meeting, the named proxies will vote in accordance with their best judgment.

Next Year’s Meeting	We plan to hold our 2019 annual shareholders meeting on or about June 25, 2019.

Shareholder Proposal Information
Advance Notice of Director Nominations, Shareholder Proposals and Other Items of Business
Director Nominations.

● Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in Sections 2.3 and 2.3A of our bylaws. Notice of proxy access director nominees must be received no earlier than December 5, 2018, and no later than January 4, 2019.

● Director nominations that a shareholder intends to present at the 2019 annual shareholders meeting, but does not intend to have included in CarMax’s proxy materials, must be received no earlier than December 5, 2018, and no later than January 4, 2019. The notice must satisfy the requirements set forth in Section 2.3 of our bylaws.

Shareholder Proposals and Other Items of Business. A shareholder proposal will be acted upon at the 2019 annual shareholders meeting only if it is included in our proxy statement or submitted under Section 1.3 of our bylaws.

To be considered for inclusion in our 2019 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 4, 2019, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2019 annual shareholders meeting that is not included in the 2019 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 5, 2018, and no later than the close of business on January 4, 2019, and must comply with Section 1.3 of our bylaws.

All director nominations and proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

CARMAX, INC.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(804) 747-0422

www.carmax.com

ANNUAL MEETING OF SHAREHOLDERS OF

CARMAX, INC.

June 26, 2018, at 1:00 p.m. ET

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have this proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call.

Vote online/phone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail this proxy card in the envelope provided as soon as possible.

ACCOUNT NUMBER

CONTROL NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of 2018 Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K are available at - www.carmaxproxy.com
âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS;
“FOR” PROPOSAL 2; “FOR” PROPOSAL 3; AND “AGAINST” PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors for a one-year term expiring at the 2019 Annual Shareholders’ Meeting:					William D. Nash	☐	☐	☐

		FOR	AGAINST	ABSTAIN		Marcella Shinder	☐	☐	☐

	Peter J. Bensen	☐	☐	☐		Mitchell D. Steenrod	☐	☐	☐

	Ronald E. Blaylock	☐	☐	☐		William R. Tiefel	☐	☐	☐

	Sona Chawla	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

	Thomas J. Folliard	☐	☐	☐	3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐

	Shira Goodman	☐	☐	☐	4.	To vote on a shareholder proposal for a report on political contributions, if properly presented at the meeting.	☐	☐	☐

	Robert J. Hombach	☐	☐	☐	5.	To transact any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

	David W. McCreight	☐	☐	☐
In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; FOR Proposal 2; FOR Proposal 3; and AGAINST Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

CARMAX, INC.

Proxy for Annual Meeting of Shareholders on June 26, 2018

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Control Number shown on your proxy card.

The undersigned hereby appoints Tom Reedy and Eric Margolin (the “named proxies”), and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of CarMax, Inc. Common Stock, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CarMax, Inc., to be held at 1:00 p.m. ET June 26, 2018, at the Hilton Richmond Hotel, Short Pump, 12042 West Broad Street, Richmond, Virginia 23233, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)